Exhibit 10.48

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION: [****].

AMENDMENT NO. 1 TO

NETWORK SERVICES AGREEMENT

This Amendment No. 1 to the Network Services Agreement (the “Agreement”) is entered into on June 9th, 2004 (the “Amendment No. 1 Effective Date”) by and between America Online, Inc., a Delaware corporation with offices at 22000 AOL Way, Dulles, Virginia 20166 (“AOL”) and MCI WORLDCOM Network Services, Inc., with offices at 22001 Loudoun County Parkway, Ashburn, Virginia 20147 (“MCI”).

In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PURCHASE COMMITMENT SECTION 3.1(i). Commencing with the Amendment No. 1 Effective Date, Section 3.1(i) will be replaced in its entirety with the following:

(i)	From January 1, 2004 through December 31, 2004, AOL will have a minimum annual revenue commitment of [****] (the “2004 Purchase Commitment”).

2.	PURCHASE COMMITMENT SECTION 3.3. Commencing with the Amendment No. 1 Effective Date, Section 3.3 will be replaced in its entirety with the following:

3.3	For the 2004 Purchase Commitment AOL will, subject to the terms of this Agreement, owe MCI no less than an amount equal to one hundred eighty-seven million seven hundred fifty-six thousand eight hundred dollars ($187,756,800.00). For 2005 and 2006, under each Purchase Commitment, AOL will, subject to the terms of this Agreement, owe MCI no less than an amount equal to the sum of the Purchase Commitment for applicable Measurement Period multiplied by the applicable tiered Port Price. In the event AOL does not satisfy the Purchase Commitment for the applicable Measurement Period, then MCI may invoice AOL for an additional fee in an amount equal to one hundred percent (100%) of the difference between the aggregate invoiced amounts and the Purchase Commitment for that year (“Take or Pay Remedy”). MCI shall provide AOL with an invoice for this Take or Pay Remedy within ninety (90) days of the end of each calendar year, and AOL shall pay the full amount, less any amounts disputed in good faith, within thirty (30) days of receipt of such invoice. The parties agree that this Take or Pay Remedy shall be adjusted (i) to the extent that AOL is entitled to reduce its Purchase Commitment or to receive credits from Verizon under the terms of this Agreement, and (ii) in a year in which AOL is unable to meet its Purchase Commitment due to material breaches of this Agreement by Verizon.

3.	OTHER TERMS AND CONDITIONS. Except as specifically amended or modified herein, the terms and conditions of the Agreement will remain in full force and effect throughout the Service Term and any extensions thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

AMERICA ONLINE, INC.		MCI WORLDCOM NETWORK SERVICES, INC.

By:	/s/ John Schanz	By:	/s/ John Krummer
Name:	John Schanz	Name:	JOHN KRUMMER
Title:	SVP, Global NetOps	Title:	SVP
Date:	6/9/04	Date:	6/14/2004

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